Exhibit 10.2

AMENDED AND RESTATED NOTE

$25,763,950.23	October 29, 2010

THIS NOTE (THE “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”).  NEITHER THIS NOTE NOR ANY PORTION HEREOF MAY BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION PROVISIONS.

THIS NOTE IS NOT PERMITTED TO BE TRANSFERRED, ASSIGNED, EXCHANGED OR OTHERWISE PLEDGED OR CONVEYED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT REFERRED TO HEREIN.

FOR VALUE RECEIVED, FCC Investment Trust I, a Delaware statutory trust (the “Borrower”), promises to pay to Fortress Credit Co LLC, as the administrative agent (the “Administrative Agent”), on behalf of the Lenders, or their respective assigns, the principal sum of TWENTY FIVE MILLION, SEVEN HUNDRED SIXTY THREE THOUSAND, NINE HUNDRED FIFTY DOLLARS AND TWENTY THREE CENTS ($25,763,950.23) (the “Loan”) made by the Lenders to the Borrower pursuant to the Credit Agreement (as defined below), as set forth on the attached Schedule, on the dates specified in the Credit Agreement, and to pay interest on the unpaid principal amount of the Loan on each day that such unpaid principal amount is outstanding, at the Interest Rate related to such Loan as provided in the Credit Agreement, on each Payment Date and each other date specified in the Credit Agreement.  The unpaid principal amount of the Loan and all accrued interest thereon shall be due and payable in full on the earlier to occur of the Maturity Date and the Termination Date.

This Note is issued pursuant to the Credit Agreement, dated as of November 10, 2008 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), by and among FCC Finance, LLC, as the servicer (in such capacity, the “Servicer”), the Borrower, Fortress Credit Co LLC, as the Administrative Agent, the Lenders party thereto, Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as the backup servicer (in such capacity, the “Backup Servicer”) and U.S. Bank National Association, as the collateral custodian (in such capacity, the “Collateral Custodian”).  Capitalized terms used but not defined herein shall have the meanings provided in the Credit Agreement.

Notwithstanding any other provisions contained in this Note, if at any time the rate of interest payable by the Borrower under this Note, when combined with any and all other charges provided for in this Note, in the Credit Agreement or in any other document (to the extent such other charges would constitute interest for the purpose of any applicable law limiting interest that may be charged on this Note), exceeds the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Note shall be equal to the Maximum Lawful Rate.  If at any time thereafter the rate of interest payable under this Note is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest under this Note at the Maximum Lawful Rate until such time as the total interest paid by the Borrower is equal to the total interest that would have been paid had Applicable Law not limited the interest rate payable under this Note.  In no event shall the total interest received by the Lenders under this Note exceed the amount which the Lenders could lawfully have received had the interest due under this Note been calculated since the date of this Note at the Maximum Lawful Rate.

Payments of the principal of, and interest on, the Loan represented by this Note shall be made by or on behalf of the Borrower to the holder hereof by wire transfer of immediately available funds in the manner and at the address specified for such purpose as provided in the Credit Agreement, or in such manner or at such other address as the holder of this Note shall have specified in writing to the Borrower for such purpose, without the presentation or surrender of this Note or the making of any notation on this Note.

If any payment under this Note falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day and interest shall be payable on any principal so extended at the applicable Interest Rate.

On or after the declaration or occurrence of the Termination Date, all amounts due under the Credit Agreement shall bear interest at a rate per annum that is equal to the Default Rate, in each case from the date of such non-payment to (but excluding) the date such amount is paid in full.

Except as provided in the Credit Agreement, the Borrower expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.

All amounts evidenced by this Note, the Lenders’ Loan and all payments of the principal hereof and the respective dates and maturity dates thereof shall be endorsed by the Administrative Agent, on the schedule attached hereto and made a part hereof or on a continuation thereof, which shall be attached hereto and made a part hereof; provided, however, that the failure of the Administrative Agent to make such a notation shall not in any way limit or otherwise affect the obligations of the Borrower under this Note as provided in the Credit Agreement.

This Note is secured by the security interests granted pursuant to Section 9.1 of the Credit Agreement.  The holder of this Note is entitled to the benefits of the Credit Agreement and may enforce the agreements of the Borrower contained in the Credit Agreement and exercise the remedies provided for by, or otherwise available in respect of, the Credit Agreement, all in accordance with, and subject to the restrictions contained in, the terms of the Credit Agreement.  If an Event of Default shall occur (unless waived in writing by the Required Lenders), the unpaid balance of the principal of the Loan, together with accrued interest thereon, may be declared, and become, due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower, the Servicer, the Administrative Agent, the Lenders, the Backup Servicer and the Collateral Custodian each intend, for federal, state and local income and franchise tax purposes only, that this Note be evidence of indebtedness of the Borrower secured by the Collateral.

This Note is the “Note” referred to in Section 2.1 of the Credit Agreement and represents a fractional undivided ownership interest in the Collateral to the extent provided in the Credit

Agreement.  This Note shall be construed in accordance with and governed by the laws of the State of New York.

This Note modifies, restates and replaces that certain Note, dated as of November 10, 2008, executed by the Borrower in the original face amount of $34,891,977.97 (the “Existing Note”) and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Note or the indebtedness evidenced or secured thereby or provided for thereunder.

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IN WITNESS WHEREOF, the undersigned has executed this Note as on the date first written above.

FCC INVESTMENT TRUST I,
as the Borrower

BY:	U.S. Bank Trust National Association, not in its individual capacity but solely as statutory trustee

By:	/s/ Michael D. Bengtson
Name:	Michael D. Bengtson
Title:	Assistant Vice President

Schedule attached to Note dated October 29, 2010 of FCC Investment Trust I payable to the order of Fortress Credit Co LLC as the Administrative Agent for the Lenders.

Date of Loan or Repayment	Principal Amount of Loan	Principal Amount of Repayment	Outstanding Principal Amount